UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 11, 2025

TENON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41364	45-5574718
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

104 Cooper Court
Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 649-5760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TNON	The Nasdaq Stock Market LLC
Warrants	TNONW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2025, Tenon Medical, Inc. (the “Company”) entered into a warrant exercise inducement offer letter agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of outstanding Common Stock purchase warrants exercisable for up to an aggregate of 2,445,700 shares (the “Existing Warrants”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Existing Warrants were issued by the Company on September 16, 2024, and were originally exercisable at an exercise price of $4.28 per share.

Pursuant to the Inducement Letter, the Holder agreed to exercise the Existing Warrants for cash at a reduced exercise price of $1.25 per share in consideration for the Company’s agreement to issue (i) new unregistered five-year warrants (the “Series C-1 Warrants”) to purchase up to an aggregate of 2,445,700 shares of Common Stock at an exercise price of $1.25 per share and (ii) new unregistered three-year warrants (the “Series C-2 Warrants,” and together with the Series C-1 Warrants, the “New Warrants”) to purchase up to an aggregate of 1,222,850 shares of Common Stock at an exercise price of $1.25 per share (the “Inducement Transaction”). The New Warrants are not exercisable without approval by our stockholders (“Stockholder Approval”), which, pursuant to the Inducement Letter, we are required to obtain at a meeting of our stockholders no later than 165 days after the consummation of the Inducement Transaction. The Series C-1 Warrants will be exercisable five years from the date on which Stockholder Approval is obtained, and the Series C-2 Warrants will be exercisable three years from the date on which Stockholder Approval is obtained.

The Company entered into a financial advisory agreement (the “Financial Advisory Agreement”) with A.G.P./Alliance Global Partners (“AGP”) to act as its financial advisor in connection with the transactions summarized above. Pursuant to the Financial Advisory Agreement, the Company will pay AGP a cash fee of 7% of the aggregate gross proceeds. Additionally, the Company agreed to reimburse AGP for its documented accountable legal expenses up to $40,000.

If all of the Existing Warrants are exercised in full, the Company will receive aggregate gross proceeds of approximately $3 million (the “Warrant Inducement”). The Company intends to use the net proceeds for working capital and general corporate purposes.

The Company has agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if it is not eligible to utilize Form S-3) providing for the resale of the shares of Common Stock issuable upon the exercise of the New Warrants (the “Resale Registration Statement”) within thirty (30) calendar days following the date of the Inducement Letter, and to use commercially reasonable efforts to cause the Resale Registration Statement to become effective within sixty (60) calendar days from the date of the Inducement Letter (or within 90 calendar days in case of “full review” of the Resale Registration Statement by the SEC). Pursuant to the Inducement Letter, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement to any existing registration statement, subject to certain exceptions, for a period of sixty (60) calendar days after the effectiveness of the Resale Registration Statement. Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock equivalents involving a Variable Rate Transaction (as defined in the Inducement Letter), subject to certain exceptions, for a six-month period commencing on March 12, 2025.

The Inducement Letter, Financial Advisory Agreement, and forms of Series C-1Warrant and Series C-2 Warrant are attached as Exhibits 10.1, 10.2, 4.1, and 4.2 respectively. The description of the terms of the Inducement Letter and the New Warrants is not intended to be complete and is qualified in its entirety by reference to such exhibits. The Inducement Letter contains customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued the New Warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2). Neither the issuance of the New Warrants nor the shares of Common Stock underlying the New Warrant have been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The description of the New Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy securities of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Series C-1 Warrant

4.2	Form of Series C-2 Warrant

10.1	Inducement Letter, dated March 11, 2025

10.2	Financial Advisory Agreement, dated March 11, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2025	TENON MEDICAL, INC.

	By:	/s/ Steven M. Foster
	Name:	Steven M. Foster
	Title:	Chief Executive Officer and President

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